EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Receives NYSE Regulation Letter

Dallas - April 26, 2018 - New Concept Energy, Inc. (NYSE American:GBR) announced that, on April 23, 2018, the Company received notice from NYSE Regulation, indicating that the Company is currently below compliance with the NYSE American Exchange's continued listing standards of reported stockholders' equity at December 31, 2017 and losses from continuing operations in three of its four most recent fiscal years ended December 31, 2017, as required by Section 1003 of the NYSE American Company guide. The Company has been afforded the opportunity to submit a Plan by May 23, 2018, advising of actions it has taken or will take to regain compliance with the continued listing standards by October 23, 2019. The Company's plan is to include specific milestones, quarterly financial projections and details related to any strategic initiatives it plans to complete. Once the plan is submitted, NYSE Regulation will review the plan and provide guidance to the Company of its acceptance or lack thereof. The Company is in the process of preparing the plan for timely submission by May 23, 2018 to become in full compliance with all continued listing standards of the NYSE American Exchange.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based oil and gas company which owns oil and gas wells and mineral leases in Ohio and in West Virginia. For more information, visit the Company's website at www.newconceptenergy.com.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com